Exhibit 99.1

Southwest Iowa Renewable Energy, LLC Completes Placement of $66.0 Million

Senior Credit Agreement Due 2023 and $26.2 Million Subordinated Term Loan Notes Due 2023

Council Bluffs, Iowa - - - - July 1, 2014, Southwest Iowa Renewable Energy, LLC (“SIRE”) announced the completion of a $66.0 million Senior Credit Agreement due 2023 (the “Credit Agreement”) with Farm Credit Services of America and CoBank. The proceeds of the Credit Agreement were used to refinance senior bank debt previously outstanding and scheduled to mature in August.  The Credit Agreement provides SIRE with a term loan of $30 million, and a revolving term loan of $36 million.  Interest rate on the Credit Agreement dropped to LIBOR plus 3.35%.

SIRE also completed a total of $26.2 million Subordinated Term Loan Notes (the “Subordinated Notes”) also due in 2023, with the interest rate dropping to LIBOR plus 6.25%.  The proceeds of the Subordinated Notes were used to refinance the remaining balance of subordinated debt previously outstanding and scheduled to mature in August.  Prior to completing these Subordinated Notes, SIRE also paid a total of $26.8 million to its subordinated lenders.

Brian Cahill, SIRE’s President and CEO stated, “These are excellent transactions for SIRE, very much what we’ve been working towards and negotiating for some time.  As we said in our May earnings release, we anticipated closing on our new financing prior to their maturities in August.  These agreements reduce our interest expense, reduce our debt service payments, and solidify our credit availability for the next five years.  Our ability to pay down over half of our subdebt combines with our March 31, 2014 book value per unit of $5,447 to provide a dramatically stronger balance sheet for our investors.  We have now paid off more than $57 million in debt this year.”

“We continue to focus on running the plant at full capacity, with a balance of optimizing the yield and profit,” continued Cahill, “and we anticipate reporting our quarterly results for this third quarter just ended yesterday, on Thursday, August 14.”

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Contact:
Brett L. Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392